CONTACT:	James M. Pach	Devin Sullivan
	Principal Financial Officer	Senior Vice President
	(630) 845-4500	The Equity Group Inc.
(212) 836-9608

FOR IMMEDIATE RELEASE
FUEL TECH REPORTS 2017 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
Company Returned to Operating Profitability in Q4 2017, Driven by Higher Revenues and Positive Effect of Previously Announced Cost Containment Initiatives
Q4 2017 Overview

•	Revenues rose 39.9% to $13.4 million from $9.6 million

•	Operating results from continuing operations improved to income of $448,000 from a loss of $6.4 million

•	Net income from continuing operations of $470,000, or $0.02 per diluted share, compared to net loss from continuing operations of $8.5 million, or $(0.36) per diluted share

•	Adjusted EBITDA of $559,000 as compared to a loss of $3.8 million

•	At December 31, 2017:

•	capital projects backlog rose to $22.1 million

•	total cash and equivalents (including restricted cash) of $14.4 million, or $0.60 per diluted share

•	no long-term debt

WARRENVILLE, Ill., March 12, 2018 - Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported financial results for the fourth quarter (“Q4 2017”) and full year (“FY 2017”) ended December 31, 2017.
Q4 Operating Profit; Achieved Performance Targets for Second Half of 2017
“We returned to operating profitability in Q4 2017 - our first operating profit since Q3 2014 - and reported our second consecutive quarter of positive Adjusted EBITDA,” said Vincent J. Arnone, Chairman, President and CEO of Fuel Tech. “We also achieved our performance targets for the second half of 2017 when compared to the first six months of the year. For the second half of 2017, revenues increased by 48% in comparison to the prior year primarily reflecting the ongoing conversion of $36 million of new orders announced during 2017. SG&A declined 11.7% to $9.8 million, the result of our previously announced cost-containment initiatives that, in total, have removed approximately $19 million of costs (excluding one-time charges) for the three-year period ending December 31, 2017. We expect to realize the full benefit of this $19 million cost reduction in 2018.

“We ended the year with a capital projects backlog of $22.1 million, up $14.1 million from backlog of $8.0 million at December 31, 2016. Our total cash position (including restricted cash) of $14.4 million at December 31, 2017 increased by $1.8 million as compared to June 30, 2017 and our long-term debt remained at zero.”
2018 Outlook
Mr. Arnone continued, “We expect continuing operational improvement in 2018, based on the success of our cost reduction initiatives, our year-end backlog, and business development activities and pipeline. For 2018, we expect higher total revenues, driven primarily our Air Pollution Control (“APC”) business. We also expect to operate profitably and generate positive cash flow due, in large measure, to our lower cost structure.”
He continued, “We are also committed to capitalizing on all relevant opportunities for our base businesses, and expanding our product portfolio into new verticals and potential growth markets. To this end, and as previously announced, we have expanded our mission to include environmental solutions focused on water by entering into an exclusive license agreement with NanO2 LLC (“NanO2”) to market and sell NanO2’s dissolved gas technology. We are optimistic about the long-term growth opportunities associated with the application of this technology in the water and wastewater industries.”
Q4 2017 Results Overview
Consolidated revenues rose 39.9% $13.4 million from $9.6 million in Q4 2016, reflecting the timing of project execution due to the conversion of previously announced new orders during the first half of 2017.
SG&A expenses declined 16.5% to $4.9 million from $5.8 million in Q4 2016, reflecting the impact of ongoing cost containment initiatives.
Operating income from continuing operations for Q4 2017 was $448,000, a significant improvement from an operating loss of $6.4 million in Q4 2016 which included an intangible assets impairment charge of $2.1 million.
Net income from continuing operations was $470,000, or $0.02 per diluted share, compared to a net loss from continuing operations of $8.5 million, or $0.36 per diluted share, in Q4 2016.
Net loss for Q4 2017 was $1.2 million, or $0.05 per diluted share, as compared to a net loss of $9.1 million, or $0.39 per share, in Q4 2016. Net loss in Q4 2017 included a loss from discontinued operations of $1.7 million, or $0.07 per diluted share, primarily reflecting a $1.3 million impairment of an intangible asset and severance costs associated with the previously announced suspension of the Company’s Fuel Conversion initiative.
Net loss in Q4 2016 included the above referenced intangible assets impairment charge of $2.1 million, income tax expense of $1.9 million primarily associated with the establishment of a full valuation reserve for China deferred tax assets, and a loss from discontinued operations of $0.7 million.

APC segment revenues in Q4 2017 rose by 89.7% to $9.5 million from $5.0 million in Q4 2016. Although the challenging operating environment for coal-fired utility and industrial plants remains, the pace of U.S. bookings increased considerably during 2017 as compared to historical levels. APC gross margin was $3.8 million, or 39.9%, as compared to $0.3 million, or 6.5%, in Q4 2016. APC gross margin in Q4 2016 included charges totaling $0.8 million consisting of $0.6 million related to a sub-contractor dispute and a non-cash excess and obsolete inventory reserve of $0.2 million; exclusive of these charges, APC gross margin in Q4 2016 would have been $1.1 million, or 23%.
FUEL CHEM segment revenues decreased to $3.9 million during Q4 2017 from $4.6 million during Q4 2016, with gross margin of 47.2% as compared to 33.4% for the same period last year. Gross margin in Q4 2016 included the impact of the above-referenced inventory reserve of $0.6 million; excluding this impact, gross margin for Q4 2016 would have been 46%. This segment will likely continue to be affected by a reduction in electricity demand from coal-fired combustion units and low natural gas prices, which leads to fuel switching, unscheduled outages, and combustion units operating at less than capacity.
Research and development (“R&D”) expenses for Q4 2017 and Q4 2016 were $0.3 million, respectively, which supports our continued development of new products.
Adjusted EBITDA for Q4 2017 was $559,000 as compared to an Adjusted EBITDA loss of $3.8 million for Q4 2016.
At December 31, 2017, cash and cash equivalents were $14.4 million, which included restricted cash of $6.0 million. Shareholders’ equity was $34.3 million, or $1.44 per share, and the Company had zero long-term debt.
FY 2017 Results Overview
Consolidated revenues for FY 2017 were $45.2 million as compared to $55.2 million in 2016, due primarily to the reasons cited above related to the FUEL CHEM segment revenues and overall decline in the APC segment revenues due to timing of business activity and project execution primarily due to the low backlog of $8.0 million at December 31, 2016.
SG&A expenses for FY 2017 declined by 18.1% to $20.9 million from $25.6 million in FY 2016. On a total dollar basis, SG&A for FY 2017 decreased by $4.6 million from FY 2016 attributable to organizational actions taken in both 2016 and 2017.
For FY 2017, R&D expenses were $1.1 million compared to $1.8 million FY 2016, with the decline attributable to organizational actions taken in both 2016 and 2017.
Operating loss from continuing operations was $7.1 million as compared to an operating loss of $12.0 million in 2016.

Net loss from continuing operations was $7.1 million, or $0.30 per diluted share, compared to a net loss from continuing operations of $14.6 million, or $0.62 per diluted share in FY 2016. Net loss was $11.0 million, or $0.46 per share, as compared to a net loss of $17.4 million, or $0.74 per share.
Losses for FY 2017 included a $3.0 million building impairment charge, while losses in FY 2016 included a $1.4 million restructuring charge, $2.1 million intangible assets impairment charge, and income tax expense of $1.7 million.
Conference Call
Management will host a conference call on Tuesday, March 13, 2018 at 10:00 am ET / 9:00 am CT to discuss the results and business activities. Interested parties may participate in the call by dialing:
Interested parties may participate in the call by dialing:

•	(877) 423-9820 (Domestic) or

•	(201) 493-6749 (International)

The conference call will also be accessible via the Upcoming Events section of the Company’s web site at www.ftek.com. Following management’s opening remarks, there will be a question and answer session. Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to dsullivan@equityny.com. For those who cannot listen to the live broadcast, an online replay will be available at www.ftek.com.
About Fuel Tech
Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.
The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques and post-combustion NOx control approaches, including NOxOUT®, HERT™, and Advanced SNCR systems, ASCR™ Advanced Selective Catalytic Reduction systems, and I-NOx® Integrated NOx Reduction Systems, which utilize various combinations of these systems, along UDI™ Urea Direct Injection system for SCR reagent supply, and the ULTRA® process for safe ammonia generation. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 900 units worldwide.
Fuel Tech’s technologies for particulate control include Electrostatic Precipitator (ESP) products and services including complete turnkey capability for ESP retrofits, with experience on units up to 700 MW. Flue gas conditioning (FGC) systems include treatment using sulfur trioxide (SO3) and ammonia (NH3) based conditioning to improve the performance of ESPs by modifying the properties of fly ash particles. Fuel Tech’s particulate control technologies have been installed on more than 125 units worldwide.
The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility, boiler heat rate, and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and improving boiler operations. The Company has experience with this technology, in the form of a customizable FUEL CHEM program, on over 110 units.
Fuel Tech also provides a range of services, including boiler tuning and selective catalytic reduction (SCR) optimization services. In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.
Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel

Tech to provide practical solutions to some of our customers’ most challenging problems. For more information, visit Fuel Tech’s web site at www.ftek.com.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as defined in Section 21E of the Securities Exchange Act of 1934, as amended, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect Fuel Tech’s current expectations regarding future growth, results of operations, cash flows, performance and business prospects, and opportunities, as well as assumptions made by, and information currently available to, our management. Fuel Tech has tried to identify forward-looking statements by using words such as “anticipate,” “believe,” “plan,” “expect,” “estimate,” “intend,” “will,” and similar expressions, but these words are not the exclusive means of identifying forward-looking statements. These statements are based on information currently available to Fuel Tech and are subject to various risks, uncertainties, and other factors, including, but not limited to, those discussed in Fuel Tech’s Annual Report on Form 10-K in Item 1A under the caption “Risk Factors,” and subsequent filings under the Securities Exchange Act of 1934, as amended, which could cause Fuel Tech’s actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Fuel Tech undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, or changed circumstances or for any other reason. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those detailed in Fuel Tech’s filings with the Securities and Exchange Commission.

Fuel Tech, Inc.
Consolidated Balance Sheets
(in thousands of dollars, except share and per-share data)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$8,366	$11,826
Restricted cash	1,020	6,020
Marketable securities	6	9
Accounts receivable, net	19,690	18,790
Inventories, net	945	1,012
Prepaid expenses and other current assets	3,592	2,891
Income taxes receivable	129	87
Total current assets	33,748	40,635
Property and equipment, net	6,272	10,517
Goodwill	2,116	2,116
Other intangible assets, net	1,671	1,796
Restricted cash	5,000	—
Assets held for sale	485	2,058
Other assets	1,192	666
Total assets	$50,484	$57,788
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,065	$6,303
Accrued liabilities:
Employee compensation	1,487	1,390
Income taxes payable	73	—
Other accrued liabilities	5,098	6,357
Total current liabilities	15,723	14,050
Other liabilities	420	346
Total liabilities	16,143	14,396

Stockholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 24,777,001 and 23,800,924 shares issued, and 24,132,910 and 23,446,035 outstanding in 2017 and 2016, respectively	248	238
Additional paid-in capital	138,760	137,380
Accumulated deficit	(102,503)	(91,520)
Accumulated other comprehensive (loss) income	(768)	(1,568)
Nil coupon perpetual loan notes	76	76
Treasury stock, 644,091 and 354,889 shares in 2017 and 2016, respectively, at cost	(1,472)	(1,214)
Total stockholders’ equity	34,341	43,392
Total liabilities and stockholders’ equity	$50,484	$57,788

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per-share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenues	$13,386	$9,568	$45,166	$55,161
Costs and expenses:
Cost of sales	7,761	7,717	27,144	36,367
Selling, general and administrative	4,887	5,853	20,933	25,564
Restructuring charge	—	3	119	1,428
Research and development	290	314	1,070	1,752
Building and intangible assets impairment	—	2,074	2,965	2,074
Total Costs and Expenses	12,938	15,961	52,231	67,185
Operating income (loss) from continuing operations	448	(6,393)	(7,065)	(12,024)
Interest income	2	4	10	25
Other expense	(16)	(187)	(60)	(925)
Income (loss) from continuing operations before income taxes	434	(6,576)	(7,115)	(12,924)
Income tax benefit (expense)	36	(1,872)	46	(1,664)
Net income (loss) from continuing operations	470	(8,448)	(7,069)	(14,588)
Loss from discontinued operations (net of income tax benefit of $0 in 2017 and 2016)	(1,676)	(656)	(3,914)	(2,800)
Net loss	$(1,206)	$(9,104)	$(10,983)	$(17,388)
Net income (loss) per common share:
Basic
Continuing operations	$0.02	$(0.36)	$(0.30)	$(0.62)
Discontinued operations	(0.07)	(0.03)	(0.16)	(0.12)
Basic net loss per common share	(0.05)	(0.39)	(0.46)	(0.74)
Diluted
Continuing operations	$0.02	$(0.36)	$(0.30)	$(0.62)
Discontinued operations	(0.07)	(0.03)	(0.16)	(0.12)
Diluted net loss per common share	(0.05)	(0.39)	(0.46)	(0.74)
Weighted-average number of common shares outstanding:
Basic	24,133,000	23,446,000	23,872,000	23,365,000
Diluted	24,133,000	23,446,000	23,872,000	23,365,000

Fuel Tech, Inc.
Consolidated Statements of Comprehensive (Loss) Income
(in thousands of dollars)

	For the years ended December 31,
	2017	2016	2015
Net (loss)	$(10,983)	$(17,388)	$(12,380)
Other comprehensive (loss):
Foreign currency translation adjustments	802	(6)	(1,097)
Unrealized (losses)/gains from marketable securities, net of tax	(2)	(6)	(11)
Total other comprehensive income (loss)	800	(12)	(1,108)
Comprehensive (loss)	$(10,183)	$(17,400)	$(13,488)
See notes to consolidated financial statements.

Fuel Tech, Inc.
Consolidated Statements of Cash Flows
(in thousands of dollars)

	For the years ended December 31,
	2017	2016	2015
OPERATING ACTIVITIES
Net loss	$(10,983)	$(17,388)	$(12,380)
Loss from discontinued operations	3,914	2,800	2,826
Net loss from continuing operations	(7,069)	(14,588)	(9,554)
Adjustments to reconcile net loss to net cash used in (provided by) operating activities:
Depreciation	1,312	1,780	2,067
Amortization	215	1,118	1,536
Loss (gain) on disposal of equipment	304	60	(26)
Provision for doubtful accounts, net	—	(111)	—
Deferred income taxes	—	1,196	4,916
Stock compensation expense, net of forfeitures	1,389	1,991	1,809
Building and intangible assets impairment	2,965	2,074	1,425
Excess and obsolete inventory provision	228	825	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	113	3,522	7,880
Inventories	(134)	446	(560)
Prepaid expenses, other current assets and other noncurrent assets	(1,084)	2,893	(1,245)
Accounts payable	2,500	(2,445)	1,817
Accrued liabilities and other noncurrent liabilities	(2,439)	699	(913)
Net cash (used in) provided by operating activities - continuing operations	(1,700)	(540)	9,152
Net cash used in operating activities - discontinued operations	(1,868)	(2,198)	(2,224)
Net cash (used in) provided by operating activities	(3,568)	(2,738)	6,928

INVESTING ACTIVITIES
Purchases of property, equipment and patents	(492)	(940)	(802)
Proceeds from the sale of equipment	2	2	26
Net cash used in investing activities	(490)	(938)	(776)

FINANCING ACTIVITIES
Payments on short-term borrowings	—	—	(1,623)
Change in restricted cash	—	(6,020)	—
Treasury shares withheld	(258)	(172)	(252)
Net cash used in financing activities	(258)	(6,192)	(1,875)
Effect of exchange rate fluctuations on cash	856	10	(1,230)
Net (decrease) increase in cash and cash equivalents	(3,460)	(9,858)	3,047
Cash and cash equivalents at beginning of year	11,826	21,684	18,637
Cash and cash equivalents at end of year	$8,366	$11,826	$21,684

Supplemental Cash Flow Information:
Cash paid for:
Interest	$—	$—	$27
Income taxes paid	$31	$368	$—
See notes to consolidated financial statements.

FUEL TECH, INC.
BUSINESS SEGMENT FINANCIAL DATA
(Unaudited)
(in thousands)

For the three Months Ended December 31, 2017	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$9,462	$3,924	$—	$13,386
Cost of sales	(5,691)	(2,070)	—	(7,761)
Gross margin	3,771	1,854	—	5,625
Selling, general and administrative	—	—	(4,887)	(4,887)
Restructuring Charge	—	—	—	—
Research and development	—	—	(290)	(290)
Operating income (loss) from continuing operations	$3,771	$1,854	$(5,177)	$448

For the three Months Ended December 31, 2016	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$4,989	$4,579	$—	$9,568
Cost of sales	(4,666)	(3,051)	—	(7,717)
Gross margin	323	1,528	—	1,851
Selling, general and administrative	—	—	(5,853)	(5,853)
Restructuring Charge	—	(3)	—	(3)
Research and development	—	—	(314)	(314)
Intangible assets impairment	—	—	(2,074)	(2,074)
Operating income (loss) from continuing operations	$323	$1,525	$(8,241)	$(6,393)

For the twelve months ended December 31, 2017	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$27,808	$17,358	$—	$45,166
Cost of sales	(18,478)	(8,666)	—	(27,144)
Gross margin	9,330	8,692	—	18,022
Selling, general and administrative	—	—	(20,933)	(20,933)
Restructuring charge	(58)	(61)	—	(119)
Research and development	—	—	(1,070)	(1,070)
Building impairment	—	—	(2,965)	(2,965)
Operating income (loss) from continuing operations	$9,272	$8,631	$(24,968)	$(7,065)

For the twelve months ended December 31, 2016	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$34,052	$21,109	$—	$55,161
Cost of sales	(25,370)	(10,997)	—	(36,367)
Gross margin	8,682	10,112	—	18,794
Selling, general and administrative	—	—	(25,564)	(25,564)
Restructuring charge	(537)	(891)	—	(1,428)
Research and development	—	—	(1,752)	(1,752)
Intangible assets impairment	—	—	(2,074)	(2,074)
Operating income (loss) from continuing operations	$8,145	$9,221	$(29,390)	$(12,024)

Note: Fuel Tech is an integrated company that segregates its financial results into two reportable segments, both providing advanced technology and engineering solutions for the optimization of combustion systems in utility and industrial applications. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC.
GEOGRAPHIC INFORMATION
(Unaudited)
(in thousands)

For the years ended December 31,	2017	2016	2015
Revenues:
United States	$29,510	$42,545	$51,485
Foreign	15,656	12,616	22,179
	$45,166	$55,161	$73,664

As of December 31,	2017	2016
Assets:
United States	$29,945	$37,684
Foreign	20,539	20,104
	$50,484	$57,788

FUEL TECH, INC.
RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA
(Unaudited)
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net loss	$(1,206)	$(9,104)	$(10,983)	$(17,388)
Interest income	(2)	(4)	(10)	(25)
Income tax (benefit) expense	(36)	1,872	(46)	1,664
Depreciation expense	237	421	1,312	1,780
Amortization expense	30	435	492	1,720
EBITDA	(977)	(6,380)	(9,235)	(12,249)
Building and intangible assets impairment	—	2,074	2,965	2,074
Carbonite intangible assets impairment (discontinued operations)	1,354	—	1,354	—
Stock compensation expense	182	471	1,389	1,991
ADJUSTED EBITDA	$559	$(3,835)	$(3,527)	$(8,184)

Adjusted EBITDA
To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest income, income tax expense, depreciation expense, amortization expense, non-cash impairment charges, and stock compensation expense. The Company's reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.
Adjusted EBITDA is provided to enhance investors' overall understanding of the Company's current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the financial table above.